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                                                                  Exhibit (d)(6)

                          INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT, dated as of                    (the
"Agreement"), by and between VAN KAMPEN LIFE INVESTMENT TRUST, a Delaware statutory trust (the "Trust"), on behalf of its series, VAN KAMPEN LIFE INVESTMENT TRUST GLOBAL TACTICAL ASSET ALLOCATION PORTFOLIO (the "Portfolio") and VAN KAMPEN ASSET MANAGEMENT (the "Adviser"), a Delaware statutory trust.

     1. (a) Retention of Adviser by Portfolio. Subject to the terms and conditions set forth herein, the Portfolio hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Portfolio in accordance with the Portfolio's investment objectives and policies and limitations, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the Board of Trustees of the Portfolio for the period and upon the terms herein set forth. The investment of Portfolios shall be subject to all applicable restrictions of applicable law and of the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Portfolio as may from time to time be in force and delivered or made available to the Adviser.

         (b) Adviser's Acceptance of Employment. The Adviser accepts such employment and agrees during such period to render such services, to supply investment research and portfolio management (including without limitation the selection of securities for the Portfolio to purchase, hold or sell and the selection of brokers through whom the Portfolio's transactions are executed, in accordance with the policies adopted by the Portfolio and its Board of Trustees), to administer the business affairs of the Portfolio, to furnish offices and necessary facilities and equipment to the Portfolio, to provide administrative services for the Portfolio, to render periodic reports to the Board of Trustees of the Portfolio, and to permit any of its officers or employees to serve without compensation as trustees or officers of the Portfolio if elected to such positions.

         (c) Essential Personnel. The Adviser and the Portfolio agree that the retention of (i) the chief executive officer, president, chief financial officer and secretary of the Adviser and (ii) each director, officer and employee of the Adviser or any of its Affiliates (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) who serves as an officer of the Portfolio (each person referred to in (i) or (ii) hereinafter being referred to as an "Essential Person"), in his or her current capacities, is in the best interest of the Portfolio and the Portfolio's shareholders. In connection with the Adviser's acceptance of employment hereunder, the Adviser hereby agrees and covenants for itself and on behalf of its Affiliates that neither the Adviser nor any of its Affiliates shall make any material or significant personnel changes or replace or seek to replace any Essential Person or cause to be replaced any Essential Person, in each case without first informing the Board of Trustees of the Portfolio in a timely manner. In addition, neither the Adviser nor any Affiliate of the Adviser shall change or seek to change or cause to be changed, in any material respect, the duties and responsibilities of any Essential Person, in each case without first informing the Board of Trustees of the Portfolio in a timely manner.

         (d) Independent Contractor. The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Portfolio in any way or otherwise be deemed as agent of the Portfolio.

         (e) Non-Exclusive Agreement. The services of the Adviser to the Portfolio under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     2. (a) Fee. For the services and facilities described in Section 1, the Portfolio will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Portfolio as follows:


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
Average Daily                              Annum of Average
Net Assets                                 Daily Net Assets
----------                                 ----------------
First $750 million                         of 0.75%
Next $750 million                          of 0.70%
Over $1.5 billion                          of 0.65%

         (b) Expense Limitation. The Adviser's compensation for any fiscal year of the Portfolio shall be reduced by the amount, if any, by which the Portfolio's expense for such fiscal year exceeds the most restrictive applicable expense limitation in any jurisdiction in which the Portfolio's shares are qualified for offer and sale, as such limitations set forth in the most recent notice thereof furnished by the Adviser to the Portfolio. For purposes of this paragraph there shall be excluded from computation of the Portfolio's expenses any amount borne directly or indirectly by the Portfolio which is permitted to be excluded from the computation of such limitation by such statue or regulatory authority. If for any month expenses of the Portfolio properly included in such calculation exceed 1/12 of the amount permitted annually by the most restrictive applicable expense limitation, the payment to the Adviser for that month shall be reduced, and, if necessary, the Adviser shall make a rePortfolio payment to the Portfolio, so that the total net expense for the month will not exceed 1/12 of such amount. As of the end of the Portfolio's fiscal year, however, the computations and payments shall be readjusted so that the aggregate compensation payable to the Adviser for the year is equal to the fee set forth in subsection
(a) of this Section 2, diminished to the extent necessary so that the expenses for the year do not exceed those permitted by the applicable expense limitation.

         (c) Determination of Net Asset Value. The net asset value of the Portfolio shall be calculated as of the close of the New York Stock Exchange on each day the Exchange is open for trading or such other time or times as the trustees may determine in accordance with the provisions of applicable law and the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Portfolio as from time to time in force. For the purpose of the foregoing computations, on each such day when net asset value is not calculated, the net asset value of a share of beneficial interest of the Portfolio shall be deemed to be the net asset value of such share as of the close of business of the last day on which such calculation was made.

         (d) Proration. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Adviser's fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

     3. Expenses. In addition to the fee of the Adviser, the Portfolio shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Portfolio's securities or other property, for keeping its books of account, for any other changes of the custodian and for calculating the net asset value of the Portfolio as provided above. The Adviser shall not be required to pay, and the Portfolio shall assume and pay, the charges and expenses of its operations, including compensation of the trustees (other than those who are interested persons of the Adviser and other than those who are interested persons of the distributor of the Portfolio but not of the Adviser, if the distributor has agreed to pay such compensation), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, cost of listing shares on the New York Stock Exchange or other exchange, interest (if any) on obligations incurred by the Portfolio, costs of shares certificates, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, cost of registering shares of the Portfolio under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Portfolio, filing of corporate documents or otherwise. The Portfolio shall not pay or incur any obligation for any management or administrative expenses for which the Portfolio intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Portfolio, for officers or employees of the Adviser to serve, without compensation from the Portfolio, as trustees, officers or agents of the Portfolio if duly elected or appointed to such positions and subject to


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their individual consent and to any limitations imposed by the law.

     4. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Portfolio are or may be interested in the Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Adviser may be interested in the Portfolio as trustees, officers, shareholders, agents or otherwise.

     5. Liability. The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. (a) Term. This Agreement shall become effective on the date hereof and shall remain in full force for the two-year period from the effective date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually, in the manner required by the 1940 Act.

        (b) Termination. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated at any time without the payment of any penalty by the Portfolio or by the Adviser on sixty (60) days written notice to the other party. The Portfolio may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding shares of stock of the Portfolio, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Board of Trustees or by vote of a majority of the outstanding shares of the Portfolio in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

        (c) Payment upon Termination. Termination of this Agreement shall not affect the right of the Adviser to receive payment on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

     8. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     9. Disclaimer. The Adviser acknowledges and agrees that, as provided by
Section 8.1 of the Declaration of Trust of the Trust, (i) this Agreement has been executed by officers of the Trust in their capacity as officers, and not individually, and (ii) the shareholders, trustees, officers, employees and other agents of the Trust and the Portfolio shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder and that any such resort may only be had upon the assets and property of the Portfolio.

     10. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     11. Name. In connection with its employment hereunder, the Adviser hereby agrees and covenants not to change its name without the prior consent of the Board of Trustees of the Portfolio.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.




VAN KAMPEN ASSET MANAGEMENT                 VAN KAMPEN LIFE INVESTMENT TRUST, on
                                            behalf of its series, VAN KAMPEN
                                            LIFE INVESTMENT TRUST GLOBAL
                                            TACTICAL ASSET ALLOCATION PORTFOLIO


By:                                         By:
    -----------------------------------         --------------------------------
    Name:  Edward C. Wood III                   Name:  Stuart Schuldt
    Title: Managing Director and                Title: Chief Financial Officer
           Chief Administrative Officer                and Treasurer